Exhibit B-31(b)

Resolutions Adopted by the

The Board of Directors of

Entergy Power E & C Corporation

Pertaining to the Organization and Operation of

Entergy Power E & C Holdings, LLC

A Delaware Limited Liability Company

The undersigned, being all of the directors of Entergy Power E & C Corporation, a Delaware corporation (the "Corporation"), do hereby adopt, as the sole Member of Entergy Power E & C Holdings, LLC, the following resolutions:

BACKGROUND

WHEREAS, the Corporation, acting as the Sole Member of ENTERGY POWER E & C HOLDINGS, LLC (the "Company") authorized the filing of a Certificate of Formation of the Company in the Office of the Secretary of State of the State of Delaware on or about August 30, 2000; and

WHEREAS, the Corporation wishes to establish guidelines for the management and operation of the Company;

NOW, THEREFORE, for the purpose of establishing guidelines relating to the management and the conduct of the business of the Company, it is hereby

RESOLVED, that the signature by Christopher T. Screen on the Certificate of Formation of the Company is hereby ratified and confirmed; and be it further

RESOLVED, that the formation of the Company as of August 30, 2000, pursuant to the Delaware Limited Liability Company Act (as amended from time to time, the "Act"), by filing a Certificate of Formation of the Company (the "Certificate") with the office of the Secretary of State of the State of Delaware, is hereby ratified and confirmed; and be it further

RESOLVED, that the term of the Company shall commence on the above formation date and shall continue until the Company is dissolved in accordance with the Act; and be it further

RESOLVED, that the purposes of the Company shall be to hold a 50% membership interest in Entergy Shaw, and any other lawful act or activity for which a corporation may be organized under the Delaware Limited Liability Company Act as presently in effect or as may hereafter be amended; and be it further

RESOLVED, that The Company shall, when required, cause to be executed and filed such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere as The Company deems advisable to give effect to the provisions of the Certificate, and to preserve the status of the Company as a limited liability company; and be it further

RESOLVED, that the Fiscal Year of the Company shall begin on January 1 and end on December 31 of each year; and be it further

RESOLVED, that the capitalized words and phrases set forth in Annex A. hereto, and the capitalized words and phrases defined elsewhere herein, have the indicated meanings for purposes hereof.

RESOLVED, that the Company shall be managed by Managers, who shall conduct the business and affairs of the Company and exercise all powers of the Company; and be it further

RESOLVED that The Company shall have the right, at any time, with or without cause, to designate, re-designate, replace and remove any Manager, and to appoint in writing one or more alternate Managers to serve when a Manager is temporarily unavailable; provided, however, that any action that may be taken by a Manager may also be taken by duly authorized action of the Company; and be it further.

RESOLVED, that the initial Managers shall be Steven C. McNeal, James W. Snider and Doris J. Krick; and be it further

RESOLVED, that a quorum of the Managers shall consist of 51% in numbers of the Managers then serving, which quorum must be present in person or telephonically at any regular or special meeting in order for the Managers to conduct business, and the concurrence of a majority of the Managers who are present at a meeting at which a quorum is present shall be required for any act of the Managers; and be it further

RESOLVED, that the Manager or Managers may also act by written consent so long as at least a majority of the Managers executes such consent and so long as notice of the matter to be acted upon, together with an opportunity to discuss the matter, is provided to each Manager not less than three (3) Business Days before the action is taken; and be it further

RESOLVED, that the Member will have complete access to, and the right to audit, the books and records of the Company, and have such additional rights of access and audit as shall be necessary to operate under and enforce compliance with this Agreement; and be it further

RESOLVED, that the Managers shall have authority to make all decisions of the Company (monetary and non-monetary) of every kind subject to the voting and quorum restrictions of this Agreement, specifically and without limitation, to make investment decisions and enter into, make and perform such assignments, contracts, agreements and other undertakings as may be deemed necessary or advisable for the conduct of the business of the Company; and be it further

RESOLVED, that the Managers may appoint and delegate authority to such officers and other agents for the Company, with such titles and duties, as the Managers reasonably deem to be appropriate; and be it further

RESOLVED, that the Member may call, at such reasonable times and places as it determines to be appropriate, meetings with any or all Managers to discuss any and all matters relating to the Company; and be it further

RESOLVED, that to the fullest extent permitted by the Act:

(a) The Company (and any receiver, liquidator, or trustee of, or successor to, the Company) shall indemnify and hold harmless the Managers and any Officer, if any, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, proceedings, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal, and settlement of any and all suits, actions, and proceedings involving the Managers or any Officer, and all costs of investigation in connection therewith) that may be imposed on, incurred by, or asserted against the Managers or any Officer, in any way relating to or arising out of, or alleged to relate to or arise out of, any action, inaction, or omission on the part of the Managers or any Officer, in connection with managing or implementing the Company's business and affairs or otherwise acting pursuant hereto; provided that the indemnification obligations herein shall not apply to the portion of any liability, obligation, loss, damage, penalty, cost, expense, or disbursement that results from gross negligence, intentional misconduct or a knowing and willful violation of law.

(b) The Company shall pay expenses as they are incurred by the Managers or any Officer, if any, in connection with any action, claim, or proceeding that the Managers or any Officer asserts in good faith to be subject to the indemnification obligations set forth herein, upon receipt of an undertaking from the Managers or any Officer to repay all amounts so paid by the Company to the extent that it is finally determined that the Managers or any Officer is not entitled to be indemnified therefor under the terms hereof.

(c) The indemnification to be provided by the Company hereunder shall be paid only from the assets of the Company, and the Member shall have no personal obligation, or any obligation to make any Capital Contribution, with respect thereto;

and be it further

RESOLVED, that it is the intent of the Member and the Company that the Company be classified for federal income tax purposes as a partnership and, as such, the Managers are hereby authorized, directed and empowered to take, or to cause the Company to take, any action required to be taken in order for the Company to establish or maintain such partnership tax status; and be it further

RESOLVED, that the Records and Quarterly Reports of the Company shall be handled as follows:

(a) The Managers shall cause the Company to maintain complete and accurate books and records, maintained on an accrual basis, showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other records necessary for recording the Company's business and affairs, all in accordance with GAAP, consistently applied and as required herein.

(b) Within forty-five (45) days after the end of the first, second and third quarters, the Managers shall cause to be delivered to the Member a statement of financial position, statement of operations and comprehensive income, and statement of cash flows and statement of members' capital in accordance with US generally accepted accounting principles as of the end of such quarter.

(c) Within ninety (90) days after the end of the calendar year, the Managers shall cause to be delivered to the Member a statement of financial position, statement of operations and comprehensive income, statement of cash flows and statement of member's capital in accordance with US generally accepted accounting principles as of the end of such calendar year.

(d) The Member will have complete access to, and the right to inspect and audit, the books and records of the Company at any time upon giving of reasonable advance notice.

; and be it further

RESOLVED, that the Managers may retain accountants, attorneys or other professionals and consultants, advisors or other agents in connection with the affairs of the Company as it determines to be in the best interests of the Company, at the sole and exclusive cost and expense of the Company; and be it further

RESOLVED, that the Managers shall cause to be maintained one or more accounts for the Company in such depositories as the Managers shall select for the depositing of all income of the Company from whatever source received, and for the payment of all expenses of the Company, it being understood that no funds not belonging to the Company shall be deposited to such accounts; and be it further

RESOLVED, that all amounts so deposited shall be received, held and disbursed by a person or persons designated by the Managers only for the purposes authorized herein and all signatories on any such account shall be bonded under a blanket commercial bond insuring the Company against loss, and such accounts shall be insured against loss from forgery; and be it further

RESOLVED, that the President-Treasurer of the Corporation be and, hereby is, authorized on behalf of the Corporation, as Sole Member of the Company, to open such accounts with such banks, and other depository institutions in the name of the Company as are deemed necessary or desirable; and be it further

RESOLVED, that the officers, agents, and employees of the Corporation, as Sole Member of the Company, be, and each of them hereby is, authorized to deposit from time to time funds of the Company in any depository authorized by the foregoing resolution (Depository), and that any such Depository be, and it hereby is, authorized and requested to accept, honor and pay without further inquiry and until written notice of the revocation of authority hereby granted is received by it, all checks, drafts, or other orders for the payment or withdrawal of such funds from the account or accounts maintained either by the Company or by the Corporation, as Sole Member of the Company, with such Depository, including all instruments payable or endorsed to the order of the Company, when signed in the Company's name either by the President-Treasurer, or such other person or persons as shall be authorized from time to time by the foregoing officer of the Corporation, as Sole Member of the Company, either manually or by use of a mechanical device or devices, and countersigned by the President-Treasurer, or such other person or persons as shall be authorized from time to time by the foregoing officer of the Corporation, as Sole Member of the Company, either manually or by use of a mechanical device or devices; provided that no check in excess of Five Million Dollars ($5,000,000) may be signed and/or countersigned by use of a mechanical device or devices; and be it further

RESOLVED, that the foregoing resolution shall in no way be deemed to authorize any one individual to both sign and countersign the same check, draft, or order for payment or withdrawal of funds; and be it further

RESOLVED, that said officers and other authorized persons be, and each of them hereby is, except as provided in the foregoing resolution, authorized to sign by use of mechanical device signatures, any and all such checks, drafts and orders against any funds at any time standing to the credit of the Company or the Corporation as Sole Member of the Company with such Depository, and that unless and until it has received written notice to the contrary from the Corporation, acting as Sole Member of the Company, signed by the Secretary or any Assistant Secretary and the President-Treasurer of the Corporation, as Sole Member of the Company, said Depository be, and it hereby is, requested, authorized and directed to honor checks, drafts and orders against any funds at any time standing to the credit of the Company or the Corporation as Sole Member of the Company with said Depository when so signed; and be it further

RESOLVED, that said Depository be, and it hereby is, entitled to honor and to charge to the account of the Company or the Corporation as Sole Member of the Company, all checks, drafts and orders when so signed, regardless of by whom or by what means any actual or purported mechanical device signatures thereon may have been affixed thereto, if such mechanical device signatures resemble specimens thereof duly filed with said Depository and certified as correct by the Secretary or any Assistant Secretary and the President-Treasurer of the Corporation, as Sole Member of the Company; and be it further

RESOLVED, that any two of the following officers of the Corporation be, and they hereby are, authorized to establish and execute electronic funds transfer agreements with any Depository: the President-Treasurer, Secretary, any of the foregoing officers together with any Assistant Secretary of the Corporation; and be it further

RESOLVED, that the Treasurer of the Corporation, or any individual or individuals designated in writing by the Treasurer be, and they hereby are, authorized to request electronic transfers for the payment or withdrawal of the moneys of the Company, in its capacity as Sole Member of the Company; and be it further

RESOLVED, that electronic funds transfers to non-Entergy entities for amounts exceeding Ten Million Dollars ($10,000,000) must be authorized in writing by the Treasurer of the Corporation, acting as Sole Member of the Company; and be it further

RESOLVED, that Capital Contributions have been and will be made as follows:

(a) Initial Capital Contributions. The Corporation, as Sole Member, has contributed One Thousand Dollars ($1,000.00) to the capital of the Company. The Member acknowledges that its "Percentage Interest" is 100%, and that except for the capital contributed pursuant to the immediately preceding sentence, is not transferring any property to the Company.

(b) Additional Capital Contributions. If the Managers determine that additional working capital is necessary or desirable to the Company and that such requirement should be funded through additional capital contributions, the Managers shall communicate such determination (a "Capital Call") to the Member and the Member shall contribute such additional capital. The Member shall neither demand nor receive a return of its proposed Capital Contribution;

and be it further

RESOLVED, that Profits and Losses shall be allocated as follows:

(a) Profits. Except as otherwise provided herein, Profits for each Fiscal Year shall be allocated as follows:

(i) First, to the Member in proportion to and to the extent of the cumulative amount of Losses allocated to the Member for all prior Fiscal Years under paragraph (c) hereinbelow for which corresponding Profit allocations have not previously been made; and

(ii) Second, to the Member in proportion to and to the extent of the cumulative amount of Losses allocated to the Member for all prior Fiscal Years under paragraph 2(b)(ii) hereinbelow for which corresponding Profit allocations have not previously been made; and

(iii) Third, to the Member in proportion to and to the extent of the cumulative amount of Losses allocated to the Member for all prior Fiscal Years under paragraph 2(b)(i) hereinbelow for which corresponding Profit allocations have not previously been made; and

(iv) Fourth, to the Member.

(b) Losses. Except as otherwise provided herein, Losses of the Company for each Fiscal Year shall be allocated as follows:

(i) to the Member in proportion to, and to the extent of, its positive Capital Account balance; and then

(ii) to the Member in accordance with its Percentage Interest.

(c) Limitation on Allocation of Losses. Notwithstanding subparagraph (b) hereof, to the extent any Losses allocated to the Member under subparagraph (b) hereof or under this subparagraph (c) would cause the Member (hereinafter, a "Restricted Member") to have an Adjusted Capital Account Deficit as of the end of the Fiscal Year to which such Losses relate, such Losses shall not be allocated to such Restricted Member and instead shall be allocated to the other Member(s) (referred to herein as the "Permitted Member(s)") in proportion to, and to the maximum extent that, the amounts in which such Losses may be allocated to the Permitted Members without causing any of the Permitted Members to have an Adjusted Capital Account Deficit.

(d) Special Allocations. Notwithstanding any provisions of paragraphs (a), (b) or (c) hereinabove, the following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Minimum Gain for any Fiscal Year (except as a result of certain conversions or refinancings of Company indebtedness, certain capital contributions, or certain revaluations of Company property as further outlined in Regulations Sections 1.704-2(d)(4), (f)(2), or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). This paragraph (i) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (i) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(ii) Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing, or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of Company property as further outlined in Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and (j)(2). This paragraph (ii) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said sections of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (ii) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (iii) is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members in accordance with their respective Percentage Interests.

(v) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to any provision hereof, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant hereto shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for herein have been made as if this and the immediately preceding provision were not contained herein.

(vi) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member that bears the economic risk of loss for the debt in respect of which such Member Nonrecourse Deductions are attributable (as determined under Regulations Sections 1.704-2(b)(4) and (i)(1)).

(vii) Curative Allocations. The Regulatory Allocations (as hereinafter defined) shall be taken into account in allocating other items of income, gain, loss, and deduction among the Members so that, to the extent possible, the cumulative net amount of allocations of Company items herein shall be equal to the net amount that would have been allocated to each Member if the Regulatory Allocations had not occurred. This paragraph (vii) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith. For purposes hereof, "Regulatory Allocations" shall mean all the allocations provided in paragraphs (i) through (vi) hereinabove.

(e) Tax Allocations; Special Allocation Rules.

(i) Generally. Subject to paragraph (ii), items of income, gain, loss, deduction, and credit to be allocated for income tax purposes (collectively, "Tax Items") shall be allocated among the Members on the same basis as their respective book items.

(ii) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding paragraph (i) of this Subsection (e), Tax Items with respect to Company property that is subject to Code Section 704(c) and/or Regulations Section 1.704-1(b)(2)(iv)(f) shall be allocated in accordance with said Code Section and/or Regulations Section 1.704-1(b)(4)(i), as the case may be, using any reasonable method permitted in Regulations Section 1.704-3.

; and be it further

RESOLVED, that Distributions shall be handled as follows:

(a) Distributions. All distributions of Distributable Cash or other property to the Member shall be made at the times and in the amounts determined by the Manager.

(b) Withholding. The Company shall withhold and pay over to the Internal Revenue Service or other applicable taxing authority all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter "Withheld Taxes") to the extent that the Managers determine that such withholding and/or payment is required by the Code or any other law, rule, or regulation, including, without limitation, Sections 1441, 1442, 1445, or 1446 of the Code, or any similar provision of state or local law. All amounts withheld with respect to any allocation, payment or distribution to the Member shall be treated as amounts distributed to such Member for all purposes hereof.

(c) Restrictions on Distributions. No distribution shall be made by the Company that is prohibited by the Act;

and be it further

RESOLVED, that the Member may not transfer, pledge or encumber, or grant rights to any other Person with respect to, all or any part of its interest in the Company, or otherwise assign or delegate any of its rights and obligations as a Member (such actions are referred to collectively as a "Transfer"), unless such Transfer is a Permitted Transfer (the "Restriction"). The Restriction does not limit any Transfer of any or all of the ownership interests in a Member, and does not prohibit any merger or other business combination transaction affecting a Member, whether or not the Member is the surviving entity in such merger or transaction; and be it further

RESOLVED, that any attempted Transfer in contravention hereof shall be void and of no effect and shall not bind or be recognized by the Company and, in the case of an attempted Transfer not permitted hereby, the parties attempting to engage in such Transfer shall indemnify and hold harmless (and hereby agree to indemnify and hold harmless) the Company from all costs, liabilities, and damages that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such attempted Transfer and efforts to enforce the indemnity granted hereby; and be it further

RESOLVED, that a Member may Transfer all or any portion of its interest in the Company (a "Permitted Transfer") if such Transfer is to an Affiliate of the Member; and be it further

RESOLVED, that, except as set forth herein, the Member shall not have a duty of disclosure, sharing of opportunities, or any other similar duty in connection with its conduct of, or negotiations to conduct, a Permitted Transfer; and be it further

RESOLVED, that upon the occurrence of a Permitted Transfer, the transferee shall be admitted as a Member to the extent of, and having the same status as, the interest acquired, and for all purposes hereof shall be considered a Member, the Member having the right to assign to such transferee any or all of its rights hereunder; and be it further

RESOLVED, that, notwithstanding the foregoing or any other provision hereof, it shall be a condition to any Permitted Transfer that the transferee shall have delivered to the Company an agreement satisfactory to the Company pursuant to which such transferee agrees to become bound by the terms hereof; and be it further

RESOLVED, that if, during any Fiscal Year, there is a Transfer of an interest in the Company in compliance with the provisions hereof, Profits and Losses, each item thereof, and all other items attributable to the transferred interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Manager, and all distributions of Distributable Cash (with respect to the Transferred interest) on or before the date of the Transfer shall be made to the Transferor, and all distributions thereafter (with respect to the Transferred interest) shall be made to the Transferee, and neither the Company nor the Managers shall incur any liability for making allocations and distributions in accordance with the provisions hereof; and be it further

RESOLVED, that the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and neither the Member, the Managers, nor any Officer shall be obligated or liable for any such debt, obligation or liability of the Company by reason of such person being a Member, Manager or Officer; and be it further

RESOLVED, that the Company shall indemnify the Member and hold the Member wholly harmless from and against any and all debts, obligations, and liabilities of the Company, if any, to which such Member becomes subject by reason of being a Member, whether arising in contract, tort or otherwise; provided, however, that the indemnification obligation of the Company hereunder shall be paid only from the assets of the Company, and the Member shall not have any personal obligation, or any obligation to make any Capital Contribution, with respect thereto; and be it further

RESOLVED, that, as permitted by the Act, interests in the Company may be (but are not required to be) represented by certificates, and the Company shall issue such a certificate to any Member who reasonably requests such a certificate. Any certificate shall set forth upon the face thereof that the Company is a limited liability company formed under the laws of the State of Delaware, the name of the Member to which it is issued and the Percentage Interest that such certificate represents. Such certificates shall be entered in the books of the Company as they are issued, and shall be signed by the appropriate officers of the Company, as determined by the board. Upon any Transfer permitted hereunder of the interest of a Member that is represented by a certificate, the transferring Member shall surrender such certificate to the Company, and the Company shall issue to the transferring Member a certificate representing the remaining Percentage Interest held by such transferring Member after taking into account such Transfer. All certificates (unless registered under the Securities Act of 1933, as amended [the "Securities Act"]), shall bear the following legend:

TRANSFER RESTRICTIONS. THE INTEREST REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY SECURITIES OR REGULATORY AUTHORITY OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, ENCUMBERED, TRANSFERRED, OR OTHERWISE DISPOSED OF, (I) UNLESS EITHER IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR SUCH SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE, TRANSFER OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND (II) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE GOVERNING DOCUMENTS OF THE COMPANY, COPIES OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.

; and be it further

RESOLVED, that the Company shall dissolve and commence winding up and liquidating upon, and only upon, a determination by the Member, or a unanimous determination of the Members in the event that there is more than one Member, that the Company shall be dissolved ("Dissolution Event"); and be it further

RESOLVED, that no event that causes the Member to cease to be a member of the Company shall cause the Company to dissolve; and be it further

RESOLVED, that upon the occurrence of a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and of the Member. During the period commencing on the date on which a Dissolution Event occurs and ending on the date on which the assets of the Company are distributed pursuant to the terms hereof, Profits and Losses and other items of Company income, gain, loss, or deduction shall continue to be allocated in the manner provided herein. During such period, the Member shall not take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs. The Managers or any Person ("Liquidating Trustee") designated by the Board shall be responsible for overseeing the winding up of the Company. Subject to the further provisions hereof, the assets of the Company shall be liquidated to the extent determined to be appropriate by the Managers or Liquidating Trustee, and the proceeds thereof, together with such assets as the Managers determine to distribute in kind (valued at the Gross Asset Value thereof), shall be applied and distributed in the following order:

(a) First, to creditors, including the Member if it is a creditor, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by making of reasonable provision for payment) other than liabilities for distributions to the Member on account of its interest in the Company; and

(b) The balance, if any, to the Member to the extent of, and in proportion to, the positive balances of, its Capital Account;

and be it further

RESOLVED, that if the Member has a deficit balance in its Capital Account, it shall have no any obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever; and be it further

RESOLVED, that, notwithstanding any other provision hereof, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, such liquidation shall not cause a dissolution of the Company for purposes of the Act and the Company's assets shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up, but rather, the Company shall continue the business of the Company after engaging in (i) a deemed contribution of the Company's assets and liabilities to a new Company, and (ii) a deemed liquidating distribution of the interests in the new Company to the Member in proportion to its Percentage Interest; and be it further

RESOLVED, that the Member shall look solely to the assets of the Company for the return of its Capital Contribution, or for distributions or allocations; and be it further

RESOLVED, that upon the dissolution and the completion of winding up of the Company, the Member shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and any and all other appropriate instruments under the laws of any other states or jurisdictions in which the Company has engaged in business. Upon such Certificate of Cancellation becoming effective, the Company shall be terminated; and be it further

RESOLVED, that the Code of Entegrity for personnel in the Entergy System as previously approved and adopted by the Board of Directors of Entergy Corporation be, and the same hereby is, adopted for use by this Company, and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, directed to take the necessary steps to assure that all persons to whom the Code of Entegrity is applicable become familiar with and adhere to the policies and practices set forth therein; and be it further

RESOLVED, that the Managers of the Company or his/her delegate be, and hereby is, authorized to enter into a Service Agreement with Griffin Corporate Services, Inc., providing for commercial domicile and other services necessary to conduct and confine the management activities of the Corporation within the State of Nevada, all on such terms substantially the same as those presented to the Board; and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized to deposit with First Union Trust Company, N. A. (the "Custodian") all or any part of the securities and/or other property owned from time to time by the Company, and to enter into a Custody Agreement on behalf of the Company with the Custodian in substantially the form of the Custody Agreement, with such changes or amendments thereto as the Managers, in their discretion, may from time to time deem appropriate; such Custody Agreement to provide, inter alia, the manner in which any such securities and/or other property so deposited with the Custodian, and the income therefrom, shall be held, withdrawn and/or disposed of; and be it further

RESOLVED, that the Custody Agreement shall designate the Managers of the Company who shall be authorized to give directions to the Custodian with respect to such securities, property and/or income and any other matters or things relating to the Custody Agreement; and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized to execute a Sublease contract with Griffin Corporate Services, Inc. ("GCS") for the rental of office space at Suite 390-N, 639 Isbell Road, Reno, Nevada; and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized to execute an Employment Contract with Janice C. George, to serve as a part-time employee of the Corporation, upon such terms and conditions as are deemed acceptable and in the best interest of the Corporation; and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized to procure accounting, bookkeeping and related services for the Corporation from Griffin Accounting Services, and to approve a schedule of usual and customary fees to be paid to them for such services; and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized and directed to cause the Company to file any appropriate applications with the Federal Energy Regulatory Commission ("FERC"), and be it further

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized and empowered for and on behalf of the Company, to take or cause to be taken any and all such actions, including, without limitation, the execution and delivery of such other documents and the making of such other regulatory filings and/or reports and the execution and delivery of such other documents, as in their judgment may be necessary or appropriate to cause or to enable The Company to carry out and effectuate the purposes of the foregoing.

RESOLVED, that, notwithstanding any contrary provision of the Act, any amendments or rescissions to these resolutions and to the Certificate may be adopted only in writing by the Member, or with the unanimous written consent of the Members, if there is more than one Member; and be it further

RESOLVED, that any and all actions of the Managers of the Company in carrying out and/or effectuating the purposes of the foregoing resolutions and the transactions contemplated thereby are, in all respects, hereby approved, and that any and all actions of the officers of the Member in carrying out and/or effectuating the purposes of the foregoing resolutions and the transactions contemplated thereby, and which have been made or taken prior to the effective date of this instrument, are hereby, in all respects, approved, ratified and confirmed.

A copy of the foregoing shall be filed with the Secretary of The Company for inclusion in The Company's record book.

DATED effective as of March 26, 2001.

ANNEX A

DEFINITIONS

"Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) and to the penultimate sentences of Regulations Sections 1.704-2(g)(1)(ii) and 1.704-2(i)(5);

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations;

(iii) If such Adjusted Capital Account Deficit is being determined as of the last day of a Fiscal Year for purposes hereof, then such Capital Account shall be adjusted to reflect the allocation to such Member of all amounts required to be allocated to such Member for such Fiscal Year under the provisions hereof; and

(iv) If such Adjusted Capital Account Deficit is being determined as of the last day of a Fiscal Year for purposes hereof, then such Capital Account shall be adjusted to reflect the tentative allocation to such Member of all amounts that would be required to be allocated to such Member for such Fiscal Year if restrictions were not a part hereof.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

"Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with, such Person, (ii) any officer, director, or employee of such Person, or (iii) any Person who is an officer, director, or employee of any Person described in clause (i) of this definition.

"Business Day" means any day of the year on which banks are not required or authorized to close in the state of Delaware.

"Capital Account" means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(i) To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to the provisions hereof, and the amount of any Company liabilities assumed by such Member or that are secured by any Company property distributed to such Member;

(ii) To each Member's Capital Account there shall be debited the amount of Distributable Cash and the Gross Asset Value of any property other than money distributed to such Member pursuant to any provision of this Agreement, such Member's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated to such Member pursuant to the provisions hereof, and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) In the event any interest in the Company is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest; and

(iv) In determining the amount of any liability for purposes of the foregoing clauses (i) and (ii) of this definition of Capital Account, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions hereof relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Manager may make such modification. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the terms hereof not to comply with Regulations Section 1.704-1(b).

"Capital Contribution" means, with respect to a Member as of any date, the amount of money or other property actually contributed to the Company by such Member through such date. The amount of a Capital Contribution made in property other than money shall be the fair market value, net of assumed liabilities, of the contributed property as agreed to by the Members.

"Certificate of Cancellation" means the instrument necessary for the dissolution and the completion of winding up of the Company as required to be filed in accordance with the Act.

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

"Distributable Cash" means, as of any date, the Company's cash on hand as of such date, after paying all of the Company's obligations.

"GAAP" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair values, as determined by the Manager, as of the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; and the distribution by the Company to a Member of more than a de minimis amount of property as consideration for the Member's interest in the Company;

(ii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair value of such asset, as determined by the Board, on the date of distribution;

(iii) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iii) to the extent that an adjustment pursuant to the foregoing clause (i) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii); and

(iv) The Gross Asset Value of any asset contributed to the Company shall be its agreed-upon fair market value, adjusted for book depreciation, amortization, or other cost recovery deductions for periods subsequent to its contribution in the manner provided in paragraph (vi) of the definition of "Profit" and "Loss."

"Member" means The Company Holding, Inc., a Delaware corporation.

"Member Nonrecourse Deductions" shall mean "partner nonrecourse deductions" as determined in accordance with Regulations Section 1.704-2(i)(2).

"Minimum Gain" shall have the meaning set forth in Regulations Section 1.704-2(b)(2).

"Minimum Gain Attributable to Member Nonrecourse Debt" shall mean "partner nonrecourse debt minimum gain" as determined in accordance with Regulations Section 1.704-2(i)(3).

"Nonrecourse Deductions" shall have the meaning set forth in Regulations Section 1.704-2(c).

"Officer" shall mean the officers and other agents, if any, appointed by the Managers.

"Person" means any individual, corporation, limited liability company, partnership, trust, or other entity.

"Profits" and "Losses," for each Fiscal Year or other period, means an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (i) or clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to the terms hereof shall be excluded from such taxable income or loss; and

(vi) If the Gross Asset Value of any Company asset is different from its adjusted tax basis at the beginning of the Fiscal Year, then, in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction bears to such beginning adjusted tax basis; provided, however, that if such beginning adjusted tax basis is zero, such amount shall be determined with reference to such beginning Gross Asset Value using any reasonable method determined by the Board.

"Records" means the books and records, maintained on an accrual basis, showing all receipts and expenditures, assets and liabilities, Profits and Losses, and all other records necessary for recording the Company's business and affairs, all in accordance with GAAP, consistently applied and as required herein.

"Quarterly Reports" means a statement of financial position, statement of operations and comprehensive income, statement of cash flows and statement of Members' capital in accordance with US generally accepted accounting principles as of the end of such quarter.

"Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Reserves" shall mean such amount as is established by the Manager from time to time as necessary to meet or accrue for the obligations of the Company, including, without limitation, budgeted expenditures and amounts used to pay, or to establish accruals for, expenses, payments of long term and short term indebtedness, contingencies, and working capital.